Exhibit 10.2

SECOND AMENDED AND RESTATED PROMISSORY NOTE

U.S. $15,000,000	New York, New York
As of June 27, 2003

For value received, the undersigned Navigation Technologies Corporation (the “Borrower”), by this promissory note (hereinafter called the “Note”) hereby absolutely and unconditionally promises to pay to the order of ABN AMRO Bank N.V. (the “Bank”), at its office located at 55 East 52nd Street, New York, NY 10055 (the “Payment Office”) (or at such other place of payment and for such other account as shall be designated by the Bank to the Borrower), on August 26, 2003 (the “Maturity Date”) the principal sum of:

FIFTEEN MILLION US DOLLARS

($15,000,000), or if less, the unpaid principal amount of all loans (the “Loans”) made by the Bank to the Borrower under this Note, in lawful money of the United States of America and in immediately available funds.

This Note constitutes the amendment and restatement in its entirety of the Amended and Restated Promissory Note of the Borrower issued to the Bank in the original principal amount of $15,000,000, dated as of March 28, 2003 (the “Original Note”), and is in substitution therefor.  Nothing herein or in any other document shall be construed to constitute payment of the Original Note or to release or terminate any guaranty or lien, mortgage, pledge or other security entered in favor of the Bank.

The Borrower hereby further promises to pay to the order of the Bank, at the Payment Office, interest on the unpaid principal amount of all Loans evidenced hereby from the date thereof until the Maturity Date thereof (whether by acceleration or otherwise), at such rates of interest as is set forth below in this Note.  This Note evidences, among other things, the obligation of the Borrower to repay all Loans made hereunder by the Bank to the Borrower.

From time to time from the date hereof up to (but not including) the Maturity Date, so long as no Event of Default (as hereinafter defined) has occurred and is continuing and the conditions to lending set forth herein have been satisfied, at the request of the Borrower (which request shall be in writing and delivered to the Bank, or made telephonically to the Bank and confirmed in writing not fewer than three (3) Business Days (as hereinafter defined) in the case of a US LIBOR Rate loan and one (1) Business Day in the case of Prime Rate loans prior to the drawdown date of any Loan), the Bank shall make Loans to the Borrower subsequent to the date hereof, and the Borrower may borrow, repay, prepay and reborrow the funds available hereunder, provided that the aggregate principal amount of all Loans outstanding hereunder shall in no event exceed fifteen million dollars ($15,000,000).

The entire unpaid principal (not at the time overdue) of this Note outstanding shall bear interest at an annual rate which shall at all times be equal to the Prime Rate (as hereinafter defined) in effect from time to time during the period beginning on the date hereof and ending on the date on which the entire unpaid principal amount of this Note shall be paid in full; provided, however, that if a US LIBOR Rate option is in effect with respect to any principal amount outstanding hereunder, such principal amount shall bear interest in accordance with the US LIBOR Rate provisions set forth in the next paragraph.

At the option of the Borrower, all or any portion of the unpaid principal (not at the time overdue) of this Note outstanding shall bear interest at the US LIBOR Rate (as hereinafter defined) plus a margin of thirty (30) basis points.  Requests for borrowings at or conversions from a Prime Rate loan to this pricing option must be received at least one hour before the time for determining the relevant rate.  In addition, the Borrower agrees to indemnify the Bank and to hold the Bank harmless from and against any direct loss, reasonable cost or out-of-pocket expense that the Bank may sustain or incur as a consequence of (a) the failure by the Borrower to pay the principal amount of or any interest on any US LIBOR Rate borrowing as and when due and payable, including any such loss or expense arising from interest or fees payable by the Bank to lenders of funds obtained by it in order to maintain the US LIBOR Rate borrowings or (b) the failure of the Borrower to make a borrowing or conversion after the Borrower has given (or is reasonably deemed to have given) a loan or conversion request relating thereto in accordance with this Note.  The Bank’s willingness to offer the US LIBOR Rate option hereunder is subject to the availability of funding sources and the continued legality of the Bank offering such pricing options.  The Borrower agrees to reimburse the Bank for any increased costs (taxes, regulatory reserves or assessments, etc.) incurred by the Bank in connection with borrowings at such pricing option.

Interest on the Loans shall be due and payable on the last Business Day of each Interest Period (provided, as to any Loan bearing interest at the US LIBOR Rate in respect of which the Interest Period is more than three (3) months, the date that is three (3) months from the first day of such Interest Period and, in addition, the last day of such Interest Period), on the Maturity Date (whether by acceleration or otherwise), and on the date of any payment hereon on the amount paid and the Borrower promises to pay the holder hereof, all of the unpaid interest accrued to the date of such payment on the unpaid principal hereof.  All interest payable hereunder shall be calculated on the basis of a year of 360 days and actual days elapsed.  On the Maturity Date, the Loans shall become absolutely due and payable by the Borrower hereunder (without regard to the length of any Interest Period in effect) and the Borrower hereby promises to pay to the holder hereof, a payment in the amount equal to the outstanding principal amount of the Loans under this Note, plus any and all accrued and unpaid interest and all other amounts under this Note owing to the Bank.  As used herein: “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in New York City are required or permitted by law to close. “US LIBOR Rate” shall mean the per annum rate of interest at which Dollar deposits for such Interest Period are offered based on information presented on Telerate Page 3750 as of 11:00 a.m. London time on the second Business Day prior to the first day of such Interest Period, such rate to remain in effect for the entire Interest Period.  “Federal Funds Rate” shall mean the average daily Federal Funds Rate as published by the Federal Reserve Bank of New York in Publication H.15 (or any successor thereto), or, if no such rate is published, the per annum rate of interest at which overnight federal funds are from time to time offered to the Bank by any bank in the interbank market in an amount equal to the principal amount of the respective Loan, as determined in good faith by the Bank.  “Prime Rate” shall mean the rate of interest equal to the higher (redetermined daily) of (i) the per annum rate of interest announced by the Bank from time to time at its principal office in New York City as its prime rate for U.S. dollar loans (with any change in such Prime Rate to become effective as and when such prime rate change shall become effective) or (ii) the Federal Funds Rate, plus one half of one per cent (0.50%) per annum. “Interest Period” shall mean, as to any Loan bearing interest at the Prime Rate, initially the period commencing on the drawdown date of such loan and ending on the last day of the calendar quarter, and thereafter on the last day of each subsequent calendar quarter, and as to any Loan bearing interest at the US LIBOR Rate, successive one month, three month, or six month periods (as selected from time to time by the Borrower not less than two Business Days prior to the commencement of the respective Interest Period); provided, however, that: (x) each such one month, three month or six month period occurring after the initial such period shall commence on the day on which the next preceding period expires; (y) the final Interest Period shall be such that its expiration occurs on the maturity date of the Loan; and (z) if for any reason the Borrower shall fail to timely select a period, then it shall be deemed to have selected a one-month, period or such shorter period as provided in clause (y).

The Borrower agrees to pay to the Bank a commitment fee of thirteen (13) basis points per annum on the average daily amount during each calendar quarter or portion thereof from the date hereof to the Maturity Date by which the Commitment (as hereinafter defined) exceeds the outstanding amount of the Loans during such calendar quarter.  The commitment fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter, commencing on the first such date following the date hereof, with a final payment on the Maturity Date or any earlier date on which the Commitment shall terminate.  “Commitment” shall mean the Bank’s obligation to make loans hereunder in an aggregate principal amount of not more than $15,000,000, as such amount may be reduced from time to time pursuant to the terms hereof.

The Borrower shall have the right at any time and from time to time upon two (2) Business Days prior written notice to the Bank to reduce by $500,000 or an integral multiple thereof or terminate entirely the Commitment, whereupon the Commitment shall be reduced by such amount.  Upon the effectiveness of any such reduction or termination, the Borrower shall pay to the Bank the full amount of any commitment fee accrued on the amount of the reduction.  No reduction or termination of the Commitment may be reinstated.

Each overdue amount (whether of principal, interest or otherwise) payable on or in respect of this Note or the indebtedness evidenced hereby shall (to the extent permitted by applicable law) bear interest, from the date on which such amount shall have first become due and payable in accordance with the terms hereof to the date on which such amount shall be paid to the holder of this Note (whether before or after judgment), at the rate per annum equal to the higher (redetermined daily) of (i) one percent (1%) per annum in excess of the interest rate in effect with respect thereto just prior to the maturity thereof, or (ii) one percent (1%) per annum in excess of the Bank’s Prime Rate.  The unpaid interest accrued on each overdue amount in accordance with the foregoing terms of this paragraph shall become absolutely due and payable by the Borrower to the holder hereof on demand by the holder of this Note at any time.  Interest on each overdue amount will continue to accrue, as provided by the foregoing terms of this paragraph until the obligations of the Borrower in respect of the payment of such overdue amount shall be discharged (whether before or after judgment).

The Bank shall record on its books or records or on the schedule to this Note which is a part hereof, the principal amount and date of each Loan made hereunder, whether such Loan is a Prime Rate loan or a US LIBOR Rate loan, and all payments of principal made thereon; provided, however, that prior to the transfer of this Note all such information shall be recorded on the schedule attached to this Note.  The record thereof, whether shown on such books or records or on the schedule to this Note, shall be conclusive and binding upon the Borrower absent manifest error provided that the Bank has provided prior written notice to the Borrower of such outstanding amount and the Borrower has not notified the Bank of any objection to such amount within ten (10) Business Days after receipt of such notice; provided, however, that the failure of the Bank to record any of the foregoing or any error in so recording shall not limit or otherwise affect the obligation of the Borrower to repay all Loans made hereunder which remain outstanding, together with all accrued interest thereon and all other amounts payable hereunder.

All payments due and payable hereunder shall be made by the Borrower to the holder hereof no later than 1 p.m. local time at the Payment Office, in lawful money of the United States of America and in funds immediately available and freely transferable at the Payment Office, without setoff or counterclaim and free and clear of, and without deduction for, any present or future taxes, levies, offsets, counterclaims or deductions of any nature whatsoever (“Deductions”).  Payments received after such local time shall be deemed received by the holder hereof on the next succeeding Business Day at such Payment Office.  In the event that the Borrower is compelled for any reason to make any Deductions, it shall pay to the holder hereof such amounts (after giving effect to all Deductions on all additional payments to be made hereunder) as will result in the receipt by the holder hereof of the amount such holder would have received had no such Deductions been required to be made.  If any payment shall fall due hereunder or on any Loan evidenced hereby on a day that is not a Business Day for the holder hereof at the Payment Office, payment shall be made on the next succeeding Business Day at such place of payment and interest thereon shall be payable for such extended time.

The Loans evidenced by this Note may be prepaid in whole or in part without the prior written consent of the holder hereof, subject to payment by the Borrower of any breakage costs associated with the prepayment of any US LIBOR Rate loan prior to the end of the Interest Period relating thereto.

The Borrower shall deliver to the Bank the following:

(a)                                  as soon as practicable but in no event later than ninety (90) days after the end of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such year, and the related consolidated statement of income and consolidated statement of cash flow for such year, each setting forth in comparative form the figures for the previous fiscal year and all such consolidated statements to be in reasonable detail, prepared in accordance with generally accepted accounting principles, and reviewed by a nationally recognized independent certified public accountant;

(b)                                 as soon as practicable, but in any event not later than forty-five days after the end of each fiscal quarter of the Borrower, copies of the unaudited consolidated balance sheet of the Borrower and it Subsidiaries as at the end of such quarter, and the related consolidated statement of income and consolidated statement of cash flow for the portion of the Borrower’s fiscal year then elapsed, all in reasonable detail and prepared in accordance with generally accepted accounting principles (except without any footnotes and subject to year end adjustments); and

(c)                                  from time to time such other financial data and information (including accountants’ management letters) as the Bank may reasonably request, provided that such other financial data and information is publicly available.

This Note evidences the obligations of the Borrower (a) to repay the principal amount of all loans made by the Bank to the Borrower hereunder, and (b) to pay interest, as herein provided, on the principal amount hereof remaining unpaid from time to time, (c) to pay all commitment fees owing hereunder and (d) to repay all other amounts which may become due and payable hereunder as herein provided (collectively, the “Obligations”).  The parties hereto hereby acknowledge and agree that the Obligations are  guaranteed pursuant to the terms of that certain Guaranty dated as of date hereof, from Koninklijke Philips Electronics N.V. (the “Guarantor”) to the Bank.

In the event that (a) the Borrower shall be in default in the payment when and as due of any principal amounts due and payable hereunder (whether by acceleration or otherwise), unless any such nonpayment was due to a technical or administrative error and full payment of all amounts owing is made within two (2) Business days after notice of such non-payment was given by the Bank to the Borrower; (b) the Borrower shall fail to pay any interest on the Loans or other sums due hereunder or under any of the other documents executed in connection herewith within three (3) Business Days after the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment (c) a default shall occur under a payment obligation in excess of an amount of US $1,000,000 contained in any agreement for borrowed money entered into with the Bank or the Guarantor shall default in any provision of the Guaranty; (d) (i) the Borrower shall fail to pay at maturity, or within any applicable period of grace, any obligation for borrowed money or credit received, in an amount in excess of $1,000,000 or (ii) the Guarantor shall fail to pay at maturity, or within any applicable period of grace, any obligation for borrowed money or credit received, in an amount in excess of $100,000,000 or (iii) the Guarantor shall fail to pay at maturity, or within any applicable period of grace, any obligation to the Bank or any of its affiliates for borrowed money or credit received, in an amount in excess of $60,000,000; (e) if the Borrower, the Guarantor or any endorser or guarantor of a material part of the liabilities of the Borrower or the Guarantor shall be dissolved or shall become insolvent (however evidenced); (f) there occurs any suspension of business of the Borrower or the Guarantor; (g) there occurs the issuance of any warrant, process or order of attachment, garnishment or other lien and/or filing of a lien as a result thereof against any of the property of the Borrower having a value in excess of $10,000,000; (h) or there occurs the making by the Borrower, the Guarantor or any endorser or guarantor of a material part of the liabilities of the Borrower or the Guarantor of an assignment for the benefit of creditors or if either the Borrower or the Guarantor shall admit in writing its inability to pay or generally fail to pay its debts as they come due; (i) a trustee, custodian or receiver being appointed for the Borrower, the Guarantor or any endorser or guarantor of a material part of the liabilities of the Borrower or Guarantor or for a material part of the property of the Borrower or Guarantor; or (j) any proceedings are being commenced by or against the Borrower, the Guarantor or any endorser or guarantor of a material part of the liabilities of the Borrower or Guarantor under any bankruptcy, reorganization under any bankruptcy or insolvency proceedings, arrangement, insolvency, readjustment of debt, receivership, liquidation or dissolution law or statute (such events described in (a) – (j) hereunder being hereinafter referred to as an “Event of Default”), then, upon the occurrence of any such Event of Default, and at any time thereafter, the holder hereof may, by notice to the Borrower, declare all amounts owing with respect to this Note to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of any Event of Default specified in paragraphs (h), (i) or (j) above, all such amounts shall become immediately due and payable automatically and without any requirements of notice from the Bank.  In addition, upon the occurrence of any Event of Default, the Bank shall have no obligation to make any additional Loans hereunder.

The failure of the holder of this Note to exercise all or any of its rights, remedies, powers or privileges hereunder in any instance shall not constitute a waiver thereof in that or in any other instance.

The Borrower represents and warrants to the Bank that:  (a) the Borrower is a corporation duly organized, validly existing and in good standing under the laws of Delaware; (b) the Borrower has adequate corporate power and authority and full legal right to carry on its business in which it is presently engaged and will be engaged upon consummation of the transactions contemplated hereby; and (c) all necessary corporate action has been taken to execute and deliver this Note and to make the borrowings hereunder.

The Borrower hereby agrees to indemnify the holder against any direct loss, reasonable cost or out-of-pocket expense incurred by such holder in connection with this Promissory Note and any Loans evidenced hereby and the exercise of any and all rights pertaining thereto, including, without limitation, all court costs, reasonable attorney’s fees and other costs of collection.  No delay on the part of the holder hereof in exercising any of its options, powers or rights, or partial or single exercise thereof shall constitute a waiver thereof. Demand of payment of this Note shall be sufficiently made upon the Borrower by written, telex, or telegraphic notice given by or on behalf of the holder to the Borrower at its last known address.  In no event shall the Borrower be liable for any indirect or consequential damages.

The Borrower hereby irrevocably waives notice of acceptance, presentment, notice of nonpayment, protest, notice of protest, suit and all other conditions precedent in connection with the delivery, acceptance, collection and/or enforcement of this Note or any collateral or security therefor.  The Borrower and the Bank hereby absolutely and irrevocably consents and submits to the jurisdiction of the Courts of the State of New York and of any Federal Court located in the said State of New York in connection with any actions or proceedings brought against the Borrower by the Bank arising out of or relating to this Note.

The Borrower shall use the proceeds of the loans made by the Bank to the Borrower pursuant to this Note for general corporate and working capital purposes.  No portion of this loan is to be used for the purpose of purchasing or carrying any “margin stock” or “margin security” as such terms are used in Regulation U and X of the Board of Governors of the Federal Reserve System (2 C.F.R. Parts 221 and 224).

The Borrower hereby agrees, at the Borrower’s own expense, to execute and deliver, from time to time, any and all further, or other, instruments, and to perform such acts, as the Bank may reasonably request to effect the transactions contemplated by this Note and to provide to the Bank the benefits of all rights, authorities and remedies conferred upon the Bank by the terms of this Note.

This Note is intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Note.  All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superceded by this Note, and no party is relying on any promise, agreement or understanding not set forth in this Note.  This Note may not be amended or modified except by a written instrument describing such amendment or modification executed by the Bank, the Borrower and the Guarantor.

This Promissory Note and the Loans evidenced hereby shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to choice of law or conflicts of laws principles.

Navigation Technologies Corporation

		By:	/s/ Lawrence Chesler

		Its:	Senior Vice President – Corporate
Affairs and Corporate Secretary

		By:	/s/ Judson Green

		Its:	President and Chief Executive Officer

ACCEPTED AND ACKNOWLEDGED:

ABN AMRO BANK N.V.

By	: /s/ Jennifer Athas
Title: Assistant Vice President

By	: /s/ Jana Dombrowski
Title: Vice President

PROMISSORY NOTE

LOANS, INTEREST RATES, MATURITY DATES AND PAYMENTS OF PRINCIPAL

Date of Loan or Payment	Amount of Loan	Applicable Interest Rate	Maturity Date	Amount of Principal Payment	Unpaid Principal Balance	Initials of Person Making Notation